Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations:	Media Relations:
Richard Robuck, VP of Corporate Finance	Brian Dolezal, TateAustin for Grande
(512) 878-4000	(512) 344-2035
richard.robuck@corp.grandecom.com	bdolezal@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE QUARTER ENDING MARCH 31, 2006

SAN MARCOS, Texas – May 11, 2006 – Grande Communications® reported financial results for the quarter ending March 31, 2006, including operating revenues of $47.6.million, net loss of $9.6 million, and Adjusted EBITDA (defined below under “EBITDA/Adjusted EBITDA”) of $9.3 million. On March 31, 2006, Grande sold non-strategic off-net MDU assets in Dallas for net proceeds of $1.9 million and recognized a gain on sale of assets of $1.9 million.

Company Highlights:

•	Adjusted EBITDA was to $9.3 million, including $1.9 million from gain on sale of assets, in Q1 2006

•	Grande ended Q1 2006 with $55.9 million of cash and short-term investments

•	Grande increased total connections by 10,004 during Q1 2006

•	On March 24, 2006, Grande completed its $32.0 million private placement of additional senior secured notes

“Grande continues to make solid progress,” said Roy Chestnutt, Grande’s CEO. “We have assembled a strong team that will leverage its many years of subscriber based business experience into strong results for Grande.”

Revenue and Gross Margin Detail

	Unaudited
	Three Months Ended
($s in thousands)	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006
Bundled Services
Revenue
Video	$12,038	$12,499	$12,553	$12,975	$13,820
Voice	14,629	14,684	14,690	14,703	14,658
Data	6,068	6,568	6,803	7,117	7,459

Total Revenue	$32,735	$33,751	$34,046	$34,795	$35,937
Cost of Service	9,075	9,271	9,352	9,627	10,145

Gross Margin	$23,660	$24,480	$24,694	$25,168	$25,792
Gross Margin %	72%	73%	73%	72%	72%

Broadband Transport
Revenue	$1,991	$2,255	$1,999	$2,329	$2,334
Cost of Service	263	496	236	388	317

Gross Margin	$1,728	$1,759	$1,763	$1,941	$2,017
Gross Margin %	87%	78%	88%	83%	86%

Network Services
Revenue	$13,734	$13,769	$12,061	$11,267	$9,365
Cost of Service	8,869	9,552	8,008	7,379	6,064

Gross Margin	$4,865	$4,217	$4,053	$3,888	$3,301
Gross Margin %	35%	31%	34%	35%	35%

Total Company
Revenue	$48,460	$49,775	$48,106	$48,391	$47,636
Cost of Service	18,207	19,319	17,596	17,394	16,526

Gross Margin	$30,253	$30,456	$30,510	$30,997	$31,110
Gross Margin %	62%	61%	63%	64%	65%

Q1 2006 Compared to Q1 2005

Grande’s operating revenues for the three months ended March 31, 2005 and 2006 were $48.5 million and $47.6 million, respectively, a decrease of $0.9 million, or 2%. This decrease was primarily driven by three components of network services. First, Grande’s decision to de-emphasize international carrier switched service business drove a decrease of $1.7 million. International business has been a lower gross margin product, and the associated gross margin decrease was less than $0.1 million. Secondly, Grande also experienced a decrease in domestic carrier switched services revenue, which fell by $1.7 million. Finally, reciprocal compensation revenue decreased by $0.9 million from the first quarter of 2005 to the first quarter of 2006 due to regulatory changes. Revenue from bundled services increased by $3.2 million, partially off-setting the decrease in revenue from network service.

Operating revenues for cable television services for the three months ended March 31, 2005 and 2006 were $12.0 million and $13.8 million, respectively, an increase of $1.8 million, or 15%. Approximately 29% of the $1.8 million increase in cable television services is due to our annual rate increase, which occurred in January 2006. Operating revenues for telephone services for the three months ended March 31, 2005 and 2006 were $14.6 million and $14.7 million, respectively, an increase of $0.1 million, or less than 1%. Operating revenues for broadband Internet and other services for the three months ended March 31, 2005 and 2006 were $6.1 million and $7.5 million, respectively, an increase of $1.4 million, or 23%. The increased revenues for cable television, telephone and broadband Internet and other are primarily due to growth in the number of connections, from 260,060 as of March 31, 2005 to 286,146 as of March 31, 2006, and to a lesser extent from the aforementioned cable rate increase. The additional connections and revenues resulted primarily from continued penetration growth of marketable homes in Grande’s markets and selling to customers where we recently constructed new broadband networks. Select operating metrics follow:

	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006 (1)
Operating Data: (1)
Marketable homes passed (2)	319,717	325,581	328,041	331,173	336,596
Customers	130,753	131,538	134,919	136,109	138,793
Number of connections
Cable television	84,483	85,440	87,776	89,417	92,174
Telephone	114,809	113,589	113,700	114,621	116,789
Broadband Internet and other	60,768	63,241	68,061	72,104	77,183

Total connections	260,060	262,270	269,537	276,142	286,146
Average monthly revenue per:
Customer	$84.75	$85.79	$85.18	$85.59	$87.15
Cable television	47.89	49.04	48.31	48.82	50.74
Telephone	43.31	42.86	43.09	42.93	42.23
Broadband Internet and other	34.59	35.31	34.54	33.85	33.31

1)	On March 31, 2006, Grande sold off-net MDU assets in Dallas for net proceeds of $1.9 million. Because Grande booked revenue for these assets for the entire quarter, we did not adjust reported operating metrics.

	March 31, 2006	Metrics from Asset Sale	March 31, 2006 (after asset sale)
Marketable homes passed	336,596	2,923	333,673
Customers	138,793	1,302	137,491
Number of connections
Cable television	92,174	1,302	90,872
Telephone	116,789	0	116,789
Broadband Internet and other	77,183	0	77,183

Total connections	286,146	1,302	284,844

2)	In Q1 2006, Grande added an additional 4,000 homes to its marketable homes passed. The plant to service these homes was constructed throughout 2005 in green-field areas and actually became marketable as new homes were built.

Operating revenues for broadband transport services for the three months ended March 31, 2005 and 2006 were $2.0 million and $2.3 million, respectively, an increase of $0.3 million, or 15%, primarily due to an increase of $0.5 million in construction revenue.

Revenue from network services for the three months ended March 31, 2005 and 2006 were $13.7 million and $9.4 million, respectively, a decrease of $4.3 million, or 31% due to the components outlined above.

Cost of revenues for the three months ended March 31, 2005 and 2006 were $18.2 million and $16.5 million, respectively, a decrease of $1.7 million, or 9%. The decrease in cost of revenues was primarily due to the decrease in network services revenue. Cost of revenues as a percentage of revenues was 38% for the three months ended March 31, 2005, compared with 35% for the three months ended March 31, 2006.

Gross margin for bundled cable television, telephone and broadband Internet and other services was relatively flat at 72% for the three months ended March 31, 2006 and 2005. For broadband transport services, gross margin for the three months ended March 31, 2006 was 86%, compared with 87% for the three months ended March 31, 2005. For network services, gross margin was relatively flat at 35%, for the three months ended March 31, 2006 and 2005.

Selling, general and administrative expense for the three months ended March 31, 2005 and 2006 was $23.5 million and $23.8 million, respectively, an increase of $0.3 million, or 1%. Selling, general and administrative expense increased as a percentage of revenues from 48% to 50%.

For the three months ended March 31, 2005 and 2006, gain/loss on sale of assets was $0.1 million and $1.9 million, respectively, an increase of $1.8 million. The increase was primarily due to the March 31, 2006 closing on the sale of assets in Dallas. Proceeds from this first closing were $1.9 million. The second, and final, closing is expected to occur by the end of May 2006 with net proceeds of $0.6 million. These assets are non-strategic in nature and were originally acquired in our October 2003 purchase of Advantex.

EBITDA/Adjusted EBITDA

Net income (loss) before interest income, interest expense, taxes, depreciation and amortization is commonly referred to in Grande’s business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. Grande believes EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by management to measure the operating performance of Grande’s business. Because Grande has been funded and completed the build-out of its networks by raising and expending large amounts of capital, its results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of the business, apart from the expenses associated with physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in Grande’s industry, although the measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Grande’s performance.

In the first quarter of 2004, Grande wrote off debt issuance costs of approximately $2.1 million associated with the repayment of its senior credit facility following the completion of its senior notes offering. In the fourth quarter of 2005, Grande recognized a goodwill impairment loss of $39.6 million associated with the results of Grande’s annual impairment test. In the first quarter of 2006, Grande began recognizing compensation expense for stock-based compensation in accordance with FASB Statement No. 123R, which is a non-cash item. The company believes debt issuance costs, goodwill impairments, and non-cash stock-based compensation to be analogous to amortization or interest expense, and therefore believes it is more useful to show EBITDA net of these amounts because Grande believes it is a better measure of operating performance and is more comparable to prior periods. However, because of the nature of these charges, the company is referring to EBITDA, net of debt issuance costs, goodwill impairments, and non-cash stock-based compensation charges, as “Adjusted EBITDA”.

Adjusted EBITDA was $6.9 million and $9.3 million for the quarters ended March 31, 2005 and 2006, respectively, an increase of $2.4 million, or 35%. The increase was primarily due to a $1.8 million increase in gain on sale of assets and the addition of new customers, added through the penetration of Grande’s network passings over such periods. The reconciliation of EBITDA/Adjusted EBITDA to net loss over the past five quarters is as follows:

	Three Months Ended
($s in thousands)	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006
	Unaudited
Reconciliation of EBITDA/Adjusted EBITDA
Net loss as reported	$(12,155)	$(12,146)	$(12,488)	$(52,981)	$(9,636)
Interest income	(315)	(143)	(161)	(89)	(141)
Interest expense	4,743	4,611	4,609	4,837	5,106
Income taxes	75	50	—	—	75
Depreciation & Amortization	14,527	15,075	13,864	16,041	13,882

EBITDA	$6,875	$7,447	$5,824	$(32,192)	$9,286
Stock-based compensation expense	—	—	—	—	33
Goodwill Impairment	—	—	—	39,576	—
Loss on extinguishment of debt	—	—	—	—	—

Adjusted EBITDA	$6,875	$7,447	$5,824	$7,384	$9,319

Capital Expenditures and Liquidity

Grande spent approximately $15.6 million and $7.3 million in capital expenditures, including capitalized interest of $0.8 million and $0.4 million, during the three months ended March 31, 2005 and 2006, respectively. Capital expenditures decreased from Q1 2005 to Q1 2006 by $8.3 million due primarily to a slow down in constructing new marketable homes passed beginning in Q3 2005. The capital expenditures amounts described above relate to network construction; initial installation costs; the purchase of customer premise equipment, such as cable set-top boxes and cable modems; and corporate and network equipment, such as switching and transport equipment; and billing and information systems.

On March 24, 2006, Grande raised net proceeds of approximately $30.5 million in a private placement of an additional $32.0 million in aggregate principal amount of 14% senior secured notes due 2011. These additional notes were issued under the existing indenture and are part of the same series of notes as the notes issued in March 2004. These notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Grande will use the net proceeds for capital expenditures and working capital purposes.

At March 31, 2006, Grande had total cash and cash equivalents of $55.5 million, investments of $0.4 million and $174.1 million of long-term debt outstanding.

Guidance for 2006

Grande continues to expect 2006 Adjusted EBITDA to grow to $33.0 to $34.0, excluding the gain on sale of assets related to the sales of MDU assets in Dallas. Grande anticipates capital expenditures of approximately $28.0 to $30.0 million, excluding capitalized interest, for 2006. The company intends to manage its capital expenditures in accordance with the covenant set forth in the indenture to ensure that cash is not less than $20 million.

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call Thursday, May 11 at 11 a.m. CDT (noon EDT) to discuss first quarter earnings for 2006. Grande CEO Roy H. Chestnutt and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (800) 795-1259. The conference ID is: “7Grande.” A recording of the call will be available at (800) 839-5576 until the end of the day Thursday, May 18, 2006.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, digital cable and wireless home security services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services. Grande’s voice network terminates traffic worldwide, offering both traditional and IP-based services; its managed modem network provides coverage nationwide; and its private line and metropolitan networks provide optical services in Texas and surrounding states. Grande’s 3,100-fiber-mile network incorporates SONET-based technology for protection, diversity and optimal performance.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31, 2005	March 31, 2006
	Unaudited
Operating revenues	$48,460	$47,636
Operating expenses:
Cost of revenues	18,207	16,525
Selling, general and administrative	23,525	23,772
Depreciation and amortization	14,527	13,882

Total operating expenses	$56,259	$54,179

Operating loss
Other income (expense):
Interest income	$315	$141
Interest expense	(4,743)	(5,106)
Other income	—	—
Gain on disposal of assets	72	1,872
Loss on extinguishment of debt	—	—
Goodwill impairment loss	—	—

Total other income (expense)	$(4,356)	$(3,093)

Net loss	$(12,155)	$(9,636)

Basic and diluted net loss per share	$(0.98)	$(0.77)
Basic and diluted weighted average number of common shares outstanding	12,422	12,497

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005	March 31, 2006
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,719	$55,516
Investments (1)	350	350
Accounts receivable, net	18,884	16,492
Prepaid expenses and other current assets	1,973	3,362

Total current assets	$47,926	$75,720
Property, plant and equipment, net	$297,183	$290,134
Goodwill	93,639	93,639
Other intangible assets, net	1,963	1,892
Debt issue costs, net	5,970	5,784
Other assets	3,857	3,682

Total assets	$450,538	$470,851

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,232	$10,672
Accrued liabilities	20,333	23,436
Note payable	8	8
Deferred revenue	6,006	5,891
Current portion of capital lease obligations	973	987

Total current liabilities	$41,552	$40,994
Deferred rent	984	941
Deferred revenue	4,374	4,233
Capital lease obligations, net of current portion	14,365	14,159
Long term debt	129,056	159,916
Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	13	13
Additional paid-in capital	508,346	508,383
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(248,588)	(258,224)

Total stockholders’ equity	260,207	250,608

Total liabilities and stockholders’ equity	$450,538	$470,851

(1)	Investments consist of short-term holdings in certificates of deposit with banks and high grade commercial paper.